UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                            SCHEDULE 13G
            Under the Securities and Exchange Act of 1934
                  (Amendment No. ______________)

                      WINN DIXIE STORES INC
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                         (Name of Issuer)

                            COMMON STOCK
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                    (Title of Class of Securities)

                             974280307
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                           (CUSIP Number)

                          December 31, 2007
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    (Date of Event Which Requires Filing of this Statement)

Check the apprpriate box to designate the rule pursuant to which this Schedule is filed:

          [x]     Rule 13d-1 (b)
          [ ]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securites, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP NO. 974280307                  13G


1     Name of Reporting Person / IRS Identification Number:
      Advisory Research, Inc. / 36-2831881
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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      (See Instructions)                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               5457086
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0 Shares
                   -----------------------------------------------
     Each
                   7     Dispositive Power
   Reporting             5457086
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0 Shares
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      5457086

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]        (See Instructions)

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11    Percent of Class Represented by Amount in Row (9)
      10.124%
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12    Type of Reporting Person
      IA
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Item 1     (a)  Name of Issuer:   WINN DIXIE STORES INC
Item 1     (b)  Name of Issuer's Principal Executive Offices:
                5050 EDGEWOOD CT
		JACKSONVILLE FL 32254

Item 2     (a)  Person Filing: Advisory Research, Inc.

Item 2     (b)  Address - 180 North Stetson St., Suite 5500
                          Chicago, IL  60601

Item 2     (c)  Citizenship - Advisory Research, Inc.
                              is a Delaware Corporation

Item 2     (d)  Title of Class of Securities - Common
Item 2     (e)  CUSIP Number - 974280307

Item 3          If this statement is filed pursuant to Rules
                13d-1(b) or 13d-2(b), check whether the person filing is a:

                (a) [ ]  Broker or Dealer registered under Section
                         15 of the Act

                (b) [ ]  Bank as defined in Section 3(a)(6) of the
                         Act

                (c) [ ]  Insurance Company as defined in Section
                         3(a)(19) of the Act

                (d) [ ]  Investment Company registered under
                         Section 8 of the Investment Company Act

                (e) [x]  Investment Advisor in accordance with
                         section 240.13d-1(b)(1)(ii)(E)

                (f) [ ]  Employee Benefit Plan or Endowment Fund
                         in accordance with section 240.13d-1(b)
                         (1)(ii)(F)

                (g) [ ] Parent Holding Company or Control Person in accordance with secton 13d-1(b)
                         (1)(ii)(G)

                (h) [ ]  A savings association as defined in
                         section 3(b) of the Federal Deposit
                         Insurance Act

                (i) [ ]  A church plan that is excluded from
                         the definition of an investment company
                         under section 3(c)(14) of the Investment
                         Company Act of 1940

Item 4     Ownership

           (a)  Amount Beneficially Owned:
                Advisory Research, Inc.     5457086 Shares

           (b)  Percent of Class            10.124%

           (c)  Number of shares as to which reporting person has:
                (i)    Sole Voting Power        5457086 Shares
                (ii)   Shared Voting Power      0       Shares
                (iii)  Sole Dispositive Power   5457086 Shares
                (iv)   Shared Dispositive Power 0       Shares

Item 5     Ownership of Five Percent or Less of a Class:
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6     Ownership of More than Five Percent on Behalf of
           Another Person:  Not Applicable

Item 7     Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on by the Parent Holding Company: Not Applicable

Item 8 Identification and Classification if Members of the Group: Not Applicable

Item 9     Notice of Dissolution of Group:  Not Applicable


Item 10    Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                       SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                   1/10/2008
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                                 Date


                   /s/ Brien M. O'Brien
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                              Signature


                    Brien M. O'Brien, President
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                             Name/Title